                                                                     Exhibit 11

                          INTERNATIONAL PAPER COMPANY

                STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
                    (In millions, except per share amounts)

                                               For the Years Ended December 31,
                                               -------------------------------
                                                  1999       2000       2001
                                                 ------     ------    -------
  Net earnings (loss)......................... $  183      $  142    $(1,204)
  Effect of dilutive securities...............     --          --         --
                                                 ------     ------    -------
  Net earnings (loss) assuming dilution....... $  183      $  142    $(1,204)
                                                 ======     ======    =======
  Average common shares outstanding...........  413.0       449.6      482.6
  Effect of dilutive securities
     Long-term incentive plan deferred
       compensation...........................     --          --       (1.0)
     Stock options............................    3.1         0.4         --
                                                 ------     ------    -------
  Average common shares outstanding--assuming
    dilution..................................  416.1       450.0      481.6
                                                 ======     ======    =======
  Earnings (loss) per common share............ $ 0.44      $ 0.32    $ (2.50)
                                                 ======     ======    =======
  Earnings (loss) per common share--assuming
    dilution.................................. $ 0.44      $ 0.32    $ (2.50)
                                                 ======     ======    =======


    Note: If an amount does not appear in the above table, the security was antidilutive for the period presented.